Exhibit 99.1

Advanta Announces Termination of Its Cash Tender Offer for Class A Senior Notes

SPRING HOUSE, Pa.--(BUSINESS WIRE)--June 8, 2009--Advanta Corp. (NASDAQ: ADVNB; ADVNA) today announced that Advanta Bank Corp. (the “Bank’) has terminated its previously announced cash tender offer for up to $1.4 billion of Advanta Business Card Master Trust’s Class A senior notes (the “ABS Notes Tender Offer”) which was made on May 11, 2009. The Bank is terminating the ABS Notes Tender Offer because it recently has been determined that a regulatory condition to the tender offer will not be satisfied. The tender offer consideration will not be paid or become payable to senior note asset-backed holders who validly tendered their notes in connection with this offer. As promptly as practical, all tendered notes will be returned to the holders thereof. This termination has no impact on the Company’s ability to proceed with its previously announced cash tender offer for any and all of the $100 million of outstanding Advanta Capital Trust I 8.99% Capital Securities.

As a result of the termination of the ABS Notes Tender Offer, the Company will not be able to complete all of the components of the plan it previously announced which together were intended to limit the Company’s credit loss exposure and maximize its capital and its liquidity measures. Although the Company does not expect to fully realize its objectives of maximizing its capital and its liquidity measures, it still expects to realize the limitation of its credit loss exposure. This is expected to be achieved as a result of early amortization of the Company’s securitization trust, which is anticipated to begin this month, and the closing of all customer accounts to future use that was effective May 30, 2009.

In addition, the Company expects the Bank to enter into an agreement with its regulators in the near term about its operations.

About Advanta

Advanta manages one of the nation’s largest credit card portfolios (through Advanta Bank Corp.) in the small business market. Founded in 1951, Advanta has long been an innovator in developing and introducing many of the marketing techniques that are common in the financial services industry today. Learn more about Advanta at www.advanta.com.

This Press Release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ from those projected. The most significant of these risks and uncertainties are: (1) the impact of litigation and legal, regulatory, administrative and other claims, investigations or proceedings. The cautionary statements provided above are being made pursuant to the provisions of the Act for any such forward-looking information. Additional risks that may affect the Company’s future performance are detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q.

CONTACT:
Advanta Corp.
Amy B. Holderer
Vice President, Investor & Media Relations
(215) 444-5335
aholderer@advanta.com